UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2022

EYENOVIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Madison Avenue, Suite 2400, New York, NY 10017

(Address of Principal Executive Offices, and Zip Code)

(917) 289-1117

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, $0.0001 par value	EYEN	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2022, the Board of Directors (the “Board”) of Eyenovia, Inc. (the “Company”) appointed Bren Kern, the Company’s current Senior Vice President of Manufacturing and Operations, as the Company’s Chief Operating Officer, effective January 1, 2023.

Mr. Kern joined the Company in June 2022 as the Senior Vice President of Manufacturing and Operations. Mr. Kern has spent his career helping companies transition from research and development into scaled commercial manufacturing organizations. Over the last 20 years, Mr. Kern has honed his skills by leading product optimization, supporting regulatory approvals and establishing cGMP compliant manufacturing solutions worldwide. Prior to joining the Company, Mr. Kern held leadership positions in multiple medical device and diagnostic companies, including Hound Labs, Inc. (a THC breathalyzer), Second Source Medical LLC (a medical device contract manufacturer), BioLux Research Ltd (an orthodontia acceleration device), BAROnova Inc. (a removable weight loss implant) and Bigfoot Biomedical Inc. /Asante Solutions, Inc. (an insulin delivery device). Mr. Kern holds a B.S. in Mechanical Engineering Technology from Oregon Institute of Technology.

Mr. Kern is 41 years old and has no familial relationships with any executive officer or director of the Company. Other than Mr. Kern’s prior compensation for his service as the Company’s Senior Vice President of Manufacturing and Operations, there have been no transactions in which the Company has participated and in which Mr. Kern has had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The Company will also enter into an Employment Agreement (the “Employment Agreement”) with Mr. Kern under which he will serve as Chief Operating Officer of the Company. Under the terms of the Employment Agreement, Mr. Kern will receive an annual salary of $345,000. He is eligible to receive a cash bonus of up to 30% of his base salary. Additionally, Mr. Kern shall receive an option to purchase 120,000 shares of the Company’s common stock. Mr. Kern will also continue to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

The Employment Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022, and the foregoing description is subject in all respects to the actual terms of the Employment Agreement.

In addition, the Company hereby announces the resignation of Dr. Julia Haller from the Board, effective as of December 6, 2022. This was not the result of any disagreement with the Company, its management or the Board. The Company thanks Dr. Haller for her distinguished service and many contributions to the Board.

On December 8, 2022, the Company issued a press release announcing the appointment of Mr. Kern as its Chief Operating Officer and the resignation of Dr. Haller from the Board. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Eyenovia, Inc. Press Release, dated December 8, 2022.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYENOVIA, INC.

Date: December 8, 2022	/s/ John Gandolfo
John Gandolfo
Chief Financial Officer